EXHIBIT 2.1

DATED                                                                                                            2006

IGW SOFTWARE N.V.

VIP MANAGEMENT SERVICES N.V.

ASSET PURCHASE AGREEMENT

for

the purchase of certain of the Assets of
IGW Software N.V.

Berwin Leighton Paisner LLP

Adelaide House  London Bridge  London  EC4R 9HA

tel +44 (0)20 7760 1000  fax +44 (0)20 7760 1111

CONTENTS

1	Definitions and interpretation	3
2	Sale of assets	7
3	Excluded Assets	7
4	Consideration	7
5	Conditions and termination	8
6	Conduct pending Completion	8
7	Completion	10
8	Assignment Retention, Retention and Retention Account	11
9	Asset Contracts	12
10	Liabilities	13
11	Apportionments	14
12	Employees	15
13	Warranties and Indemnities	15
14	Buyer’s Warranties	17
15	Assignment and succession	17
16	Post-completion provisions	17
17	Announcements	17
18	Information and further assurance	18
19	Rights and remedies of the Parties	18
20	Waiver	18
21	No merger	18
22	Cumulative rights	18
23	Rights of Third Parties	18
24	Costs	18
25	Termination	19
26	Invalidity	19
27	Counterparts	19
28	Communications	19
29	Entire agreement	20
30	Negotiation and arbitration	20
31	Proper law	21
SCHEDULE 1
The Assets
Part 2 Apportionment of Consideration
SCHEDULE 2
Employees
Part 1
Employee structure chart
Part 2
Part 3 Employees governed by clause 12.4
SCHEDULE 4 Licences
Part 1
SCHEDULE 5 The Leased Assets
SCHEDULE 6 Intellectual Property Rights
SCHEDULE 7: Warranties
SCHEDULE 8 Seller protection provisions

DATED

PARTIES

1

Seller

IGW SOFTWARE N.V. (registered number 76263) whose registered office is at c/o MeesPierson Intertrust (Antilles) N.V., Landhuis Joonchi, Kaya Richard J.Beaujon Z/N, Curacao, Netherlands Antilles

2

Buyer

VIP MANAGEMENT SERVICES N.V. (registered number 86246(0)) whose registered office is at Van Engelenweg 21A, Curacao, Netherlands Antilles

OPERATIVE PROVISIONS

1

Definitions and interpretation

1.1

In this agreement, the following definitions apply:

Agreed Form

a form agreed between the parties, a copy of which has been initialled for the purpose of identification by or on behalf of the parties at the date of this agreement or which shall be agreed by the parties before Completion;

Apportionments Statement

as defined in clause 11.2;

Associate

(a)

(in relation to an individual):

(i)

a relative that is that individual’s issue, step-child, spouse, civil partner, brother, sister or parent;

(ii)

a company which is, or may be, controlled (within the meaning given in section 840 Income and Corporation Taxes Act 1998) by that individual or a relative (as defined in (i) above) of that individual, or by two or more of them; and

(b)

(in relation to a company) a subsidiary undertaking or parent undertaking of that company, and another subsidiary undertaking of any parent undertaking of the company, “parent undertaking” and “subsidiary undertaking”  having the same meanings as in section 258 Companies Act 1985;

Asset Contracts

those contracts and agreements, Licences, and leases between the Seller and third parties for the provision of  facilities and services for the use of the Software Applications and the Leased Assets, more particularly described in  schedule 3 (contracts), schedule 4 (licences) and schedule 5 (leased assets);

Asset Records

all documents and other material (including all forms of computer or machine readable material) containing information, know-how, techniques, designs, specifications, data, manuals and instructions in connection with the Assets which are in the possession of the Seller;

Assets

the assets to be purchased by the Buyer from the Seller and described in clause 2.2 but excluding the Excluded Assets;

Assignment Retention

the amount of US$200,000;

Business Day

a day (other than a Saturday or Sunday) on which the clearing banks in the City of London are open for business;

Buyer’s Group

the Buyer and any Associate of the Buyer;

Buyer’s Solicitors

Berwin Leighton Paisner LLP of Adelaide House, London Bridge, London EC4R 9HA;

Completion

completion of the sale and purchase of the Assets in accordance with clause 7;

Consideration

as defined in clause 4.1;

Debts

means all debts owing at the Transfer Date to the Seller (whether or not invoiced and whether or not due and payable on such date);

Disclosure Letter

the disclosure letter from the Seller to the Buyer relating to the Warranties in the Agreed Form to be delivered by the Seller to the Buyer in accordance with clause 6.5;

Employees

those persons currently employed by the Seller or an Associate of the Seller who the Buyer and the Seller agree before Completion are key to the operation of the Assets, and who agree to be retained and employed by the Buyer after Completion;

Encumbrance

includes a mortgage, charge, pledge, lien, rent charge or other security interest of any description or nature and any interest or legal or equitable right or claim of any third party and any agreement to create any of the foregoing;

Excluded Assets

those assets listed in clause 3;

Excluded Employees

all those employees of the Seller and the Seller’s Associates other than the Employees;

Excluded Liabilities

as defined in clause 10.1;

Hardware

the computer and communications hardware, and computer discs, cabling and telecommunications equipment used in connection with the Assets, more particularly described in part 1 (a) of schedule 1;

Intellectual Property Rights

copyrights and rights in the nature of copyright, database rights, design rights, patents, rights in inventions, supplementary protection certificates, petty patents, trade marks (including all goodwill in them) and domain names, registrations and applications for registration of any of the above,  know-how, confidential information, and any other intellectual property rights, whether now known or in the future arising, and whether subsisting in part of the world, owned by Seller in relation to the Assets (other than the Intellectual Property Rights) and which are more particularly described in schedule 6;

Leased Assets

all those assets that are to be acquired that are the subject of leasing, rental, hire purchase, credit or conditional sale agreements, and which are more particularly described in schedule 5;

Licences

those licence agreements comprising part of the Assets under which intellectual property rights which are not owned by the Seller are licensed to the Seller, and which are more particularly described in part 1 of schedule 4;

Month

a calendar month;

Movables

the Software Applications and the Hardware;

Particulars of Employment

in relation to each Employee:

(a)

particulars of employment applicable to such Employee; and

(b)

the age, sex and date of commencement of employment of the Employee;

Permitted Encumbrances

the retention of title the owners of the Leased Assets have over in relation to the Leased Assets;

Property

the properties at:

Cyberluck Curacao N.V
UTS Building
Heelsumstraat z/n
Curacao, Netherlands Antilles

E-Commerce Park, N.V.
E-Zone Vredenberg
Corner Hugenholtzweg/Heelsumstraat z/n
Curacao, Netherlands Antilles

703 Waterford Way, Suite 690
Miami, Florida 33140
USA

Retention

the amount of US$540,000;

Retention Account

the bank account in respect of the Retention to be opened in accordance with clause 8;

Retention Claim

a claim by the Buyer relating to the Retention, all of which claims shall be subject to the provisions and limitations of schedule 8;

Retention Release Date

the 21st day after Completion;

Seller’s Solicitors

Garvey, Schubert Barer of 1000 Potomac Street, N.W., Fifth Floor, Washington, D.C.;

Settlement Date

ten Business Days after the date on which the Apportionments Statement is agreed or determined in accordance with clause 11;

Software Applications

that computer software, owned by and/or licensed to Seller, and which is more particularly described part 1 (b) of schedule 1;

Surviving Provisions

clauses 1 (Definitions and interpretation), 15 (other than clause 18.1) (Assignment and succession), 17 (Announcements), 18.1 (Information), 19 (Rights and remedies of the Buyer), 20 (Waiver), 22 (Cumulative rights), 23 (Rights of Third Parties), 24 (Costs), 25 (Termination), 26 (Invalidity), 27 (Counterparts), 28 (Communications), 29 (Entire Agreement) 30 (Negotiation and Arbitration) and 31 (Proper law) and any other provision of this agreement, which, by its express terms, survives;

Tax or Taxation

includes all present and future forms of tax, duties, imposts, contributions, withholdings, deductions, charges, levies and sums payable on account of the foregoing whatsoever and whenever imposed, charged or demanded by a Tax Authority in the nature of tax (including without limitation any amount payable as a result of counteraction, adjustment or set off by a Tax Authority in relation to any liability to tax, interest on unpaid tax, repayment of tax or interest or repayment supplement in respect of a repayment of tax), and all amounts recoverable by a Tax Authority as if they were tax (or by any other person by virtue of any entitlement arising by operation of law) and shall be deemed to include the cost of removing any charge over assets imposed by any Tax Authority and in each case all charges, interest, fines, penalties and surcharges arising from or incidental, or relating, to the same;

Tax Authority

any governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office any relevant jurisdiction having authority or jurisdiction for any Tax purpose;

Transfer Date

close of business on the day of Completion; and

Warranties

those warranties of the Seller contained in schedule 7 to this agreement.

1.2

A reference to a statutory provision includes a reference to:

1.2.1

a statutory amendment, consolidation or re-enactment made before the date of this agreement;

1.2.2

statutory instruments or subordinate legislation or orders made under the statutory provision before the date of this agreement; and

1.2.3

statutory provisions of which the statutory provision is an amendment, consolidation or re-enactment;

but does not include a substituted provision.

1.3

References to a statutory provision or to a legal or accounting principle applying under English law shall, where the context requires, be treated as including references to the nearest corresponding provision or principle in the local jurisdiction and references to a governmental, local governmental or administrative authority or agency in the United Kingdom shall be treated as including references to the nearest equivalent governmental, local governmental or administrative authority or agency in that jurisdiction.

1.4

Reference to:

1.4.1

a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporated);

1.4.2

a statutory or regulatory body shall include its successors and any substituted body;

1.4.3

an individual includes, where appropriate, his personal representatives;

1.4.4

the singular includes the plural and vice versa; and

1.4.5

one gender includes all genders.

1.5

Unless otherwise stated, a reference to a clause, sub-clause or schedule is a reference to a clause or sub-clause of, or schedule to, this agreement and a reference to this agreement includes its schedules.

1.6

Clause headings in this agreement and in the schedules are for ease of reference only and do not affect its construction.

1.7

In construing this agreement the so-called ejusdem generis rule does not apply and accordingly the interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

2

Sale of assets

2.1

The Seller agrees to sell with full title guarantee free from any Encumbrances (other than Permitted Encumbrances) and the Buyer agrees to purchase as at the Transfer Date the Assets and with all attached or accrued rights as at the Transfer Date.

2.2

The Assets shall comprise the following assets (except insofar as they are included in the Excluded Assets):

2.2.1

the Movables;

2.2.2

the benefit of the Asset  Contracts;

2.2.3

the Leased Assets;

2.2.4

the Asset Records; and

2.2.5

the Intellectual Property Rights.

2.3

Except as otherwise expressly provided in this agreement, all risks and liabilities associated with the Assets and their use and operation shall pass to the Buyer on Completion and title or the Seller’s rights, as the case may be, shall pass on Completion in accordance with clause 7.2. As regards any of the Assets title to which is capable of passing by delivery, title to such Assets shall pass by delivery in accordance with clause 7.2.

3

Excluded Assets

There shall be expressly excluded and excepted from the sale and purchase of the Assets and nothing in this agreement shall operate to transfer:

3.1

any cash in hand or at bank (whether on current or on deposit account) or bills and accounts receivable of the Seller including uncleared cheques held at the Transfer Date;

3.2

the excluded licences set out in part 2 of schedule 4;

3.3

the Debts; and

3.4

any of the Seller’s interest in the Properties;

3.5

any and all other assets, properties, rights, and interests of Seller other than those specifically and expressly identified herein as being included among the Assets.

4

Consideration

4.1

The consideration payable for the Assets shall be the sum of US$4,900,000 which shall be paid or satisfied by the Buyer as follows:

4.1.1

as to the sum of US$3,110,000, in cash at Completion;

4.1.2

as to the sum of US$540,000, by payment of the Retention into the Retention Account;

4.1.3

as to the sum of US$200,000 by payment of the Assignment Retention into the Retention Account; and

4.1.4

the release of the Seller in Agreed Form from the obligation to repay the debt of US$1,050,000 owed by the Seller to the Buyer.1

4.2

The Consideration shall be apportioned in the manner listed in part 2 of schedule 1.

4.3

Notwithstanding that the Consideration is apportioned between the Assets as provided by part 2 of schedule 1, it is nevertheless agreed between the Seller and the Buyer that the Consideration is a single price and that, in the event of there being a successful claim by the Buyer for any breach of the Warranties, or of any other provisions of this agreement by the Seller (subject to the provisions and limitations of Schedule 8

———————

1

clause 4.1.3 releases the Seller from the debt.

hereto), the compensation payable to the Buyer shall not be limited on account of the value attributed to any individual Asset.

4.4

The Consideration shall be exclusive of any applicable sales or transfer tax which will be payable (where applicable) in respect of each sum at the same time that such sum falls due for payment upon production of a valid sales or transfer tax document.

5

Conditions and termination

5.1

Completion of this agreement shall be conditional on the following conditions being satisfied or waived:

5.1.1

passage of resolutions of the Boards of Directors and shareholders of Seller and its parent duly authorising and approving the purchase of the Assets and compliance with requirements of the U.S. Securities and Exchange Commission;

5.1.2

the Buyer being satisfied with the results of its due diligence investigations into the subject matter of this agreement; and

5.1.3

the assignment and consent to assignment of any Asset Contracts which the Buyer considers are necessary for it to operate or continue to use the Assets.

5.2

Both the parties shall use all reasonable endeavours to satisfy, or procure satisfaction of, the conditions specified in clause 5.1 between (i) the date of this agreement; and (ii) Completion (or the date referred to in clause 5.4).

5.3

The Buyer may, by notice to the Seller, at or before Completion (or the date referred to in clause 5.4) waive the conditions specified in clauses 5.1.2 and 5.1.3.

5.4

If the conditions in clause 5.1 are not satisfied or (where applicable) waived on or before 31 July 2006 (or such later date as the parties shall agree in writing), this agreement (other than the Surviving Provisions) shall terminate, and be of no further force and effect, and neither party shall have any liability to the other.

5.5

The Buyer may terminate this agreement by notice to the Seller or the Seller’s Solicitors on or prior to Completion if:

5.5.1

any of the Warranties is not materially accurate or is or was incapable of being performed, or an act or event occurs which, had it occurred on or before the date of this agreement, would have constituted or resulted in a breach of the Warranties which in any such case is, in the reasonable opinion of the Buyer, material in relation to the Assets; or

5.5.2

the Buyer discovers a material inaccuracy or failure to perform by the Seller of the Warranties given as of the date of this agreement with reference to the facts and circumstances then applying, or a material breach or non-fulfilment of Seller’s pre-closing obligations under clauses 5 and 6 which cannot be remedied or (if capable of remedy) is not remedied prior to Completion.

5.6

Notwithstanding any other provision herein, the Buyer shall not have any claim against the Seller in respect of matters set out in clause 5.5.1, with the sole and exclusive right and remedy of the Buyer for such matters being termination, and, upon such termination, the Seller shall have no further obligations or liabilities to Buyer whatsoever. Further, if the Buyer elects not to terminate, and Completion occurs, then the Buyer shall have no claim against the Seller for breach of the Warranties or of the provisions of clause 5 or 6 to the extent the subject matter or circumstance has been fairly disclosed to the Buyer pursuant to clause 13.5, and, in such event the Seller shall have no further obligations or liabilities to the Buyer whatsoever arising from any breach or non-performance of such Warranties or provisions.

6

Conduct pending Completion

6.1

Pending Completion, the Seller shall give to the Buyer, its agents, representatives, accountants and solicitors such reasonable information and documents regarding the Assets as the Buyer may reasonably request and require.

6.2

The parties each hereby acknowledge and agree that, from June 1, 2006, to and including Completion, or earlier termination hereof, the Seller operate the Seller’s business and use the Assets in consultation with Buyer, and Seller shall operate such Business and use the Assets in accordance with the terms and conditions set forth in this clause 6. The parties agree that, during such period:

6.2.1

the Seller shall allow the Buyer access to the Properties. The Seller shall operate its business and use the Assets provided it shall (without the consent of Buyer):

6.2.1.1

not dispose of or agree to dispose of or grant any option in respect of any Asset or Assets,

6.2.1.2

not remove any Asset from the Properties;

6.2.1.3

not enter into any contract or commitment in relation to the Assets,

6.2.1.4

not enter into any unusual or abnormal contract or commitment in relation to the Assets or enter into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms;

6.2.1.5

to the extent that the Properties and any Asset is insured as of the date of this agreement, not permit or suffer any of its insurances to lapse or do anything which could make any policy of insurance void or voidable;

6.2.1.6

not do, procure or allow anything which may cause or constitute a breach of the Warranties (as limited by the matters disclosed in the Disclosure Letter) or cause the Warranties (as so limited) to become incapable of being performed; and

6.2.2

pending Completion, the Seller shall operate the business of the Seller in substantially the same manner as prior to the date of this agreement including, for the avoidance of doubt, operating the business in accordance with the Asset Contracts .

6.3

The Buyer acknowledges and agrees that information and documents concerning the Seller’s business, assets, liabilities, books and records, and condition, including (without limitation, the Asset Records) which the Buyer may learn in the course of conducting due diligence will include sensitive, confidential proprietary information of the Seller. Accordingly the Buyer agrees that before Completion without the express permission in writing of the Seller, the Buyer will use all such information and documents strictly and exclusively for the purposes of due diligence, and not otherwise for its own pecuniary or competitive advantage or that of any third party or Associate of Buyer and that it will not disclose to any third party (other than its professional advisers working on this Asset purchase transaction or its personnel or designees who are responsible for due diligence) any such information or documents. The foregoing restrictions on use and disclosure of information in this section shall survive rescission or termination of this agreement;

6.4

The Buyer shall assume the liability to pay the costs, reasonably incurred by the Seller in the normal cause, with the continuation of its business (excluding the fees of the Seller’s Solicitors) (the “Costs”) with effect from and including 1 June 2006 until Completion or, if Completion does not occur, until the agreement terminates provided that the Costs do not exceed US$300,000 per Month (or a pro rated proportion of such amount if Completion or termination of the agreement (as the case may be) occurs before the end of a Month). Such Costs shall be settled by the Seller in the normal course of business and the Buyer shall pay to the Seller the amount of the Costs on the presentation of an applicable invoice or other appropriate evidence that the liability has been incurred. For the avoidance of doubt, this obligation to pay the Costs supersedes any other obligation on the Buyer to pay the costs of the Seller or to pay any other amount to the Seller in connection with the Assets or pursuant to any agreement with the Seller (whether written or otherwise), any such obligation being terminated, and each of the parties’ rights, duties and obligations to one another under any such prior agreement being deemed fully discharged and satisfied, with effect from 1 June 2006.

6.5

6.5.1

Within ten Business Days of the date of this agreement the Seller shall deliver to the Buyer a draft of the Disclosure Letter.

6.5.2

If the Disclosure Letter does not disclose material facts and information in sufficient detail (in accordance with clause 13.4)  the Buyer shall notify the Seller within 5 Business Days and the Seller and the Buyer shall endeavour to agree the Disclosure Letter.

6.5.3

If the Buyer and the Seller are unable to agree the terms of the Disclosure Letter before Completion this agreement shall terminate (other than the Surviving Provisions) and be of no further force and effect and neither party shall have any liability to the other.

7

Completion

7.1

Subject to clause 7.1 Completion shall take place at the offices of the Seller not more than two Business Days after the conditions in clause 5.1 have been satisfied or waived.

7.2

At Completion, the Seller shall deliver or procure the delivery to the Buyer of the following:

7.2.1

duly executed assignments or novations in the Agreed Form of the Asset Contracts and such original documentation thereof as are in the possession or under the control of the Seller;

7.2.2

any supplemental Disclosure Letter (pursuant to clause 13.5);

7.2.3

assignments of the Intellectual Property Rights in the Agreed Form;

7.2.4

the Asset Records;

7.2.5

releases of any charges over any of the Assets (if required);

7.2.6

its employee records relating to the Employees duly completed up to the Transfer Date; and

7.2.7

all other Assets which are capable of transfer by delivery, and, insofar as the Buyer agrees that it is not practical for such assets to be physically delivered at Completion they shall be made available to the Buyer or its designee at the Properties, whereupon such assets shall be deemed to be delivered

7.3

Upon completion of the matters referred to in clause 7.2, the Buyer shall:

7.3.1

pay by means of electronic funds transfer the sum of US$3,110,000, being that part of the Consideration set out in clause 4.1.1, to:

Intermediary Institution-BIC:

BNDCCAMMINT

National Bank of Canada

600, Rue De La Gauchetiere Ouest

Montreal, Canada

Account with institution-BIC:

FCURANCUXXX

First Curacao International Bank N.V.

Kaya W.F.G. (Jombi)

Mensing 18, Zeelandia

Curacao, Netherlands Antilles

Beneficiary customer-account number:

0180120479101

IGW Software, N.V.; and

7.3.2

pay by means of electronic funds transfer to the account of the Buyer’s Solicitors with Barclays Bank PLC, 1 Pall Mall East, London SW1Y 1QA, Sort Code 20-65-82, and account number 50089753 the sum of US$740,000, being the amount to be paid into the Retention Account (pursuant to clauses 4.1.2 and 4.1.3).

7.3.3

deliver to the Seller the release in Agreed form referred to in clause 4.1.4.

7.3.4

[INTENTIONALLY DELETED]

7.4

Neither party shall be obliged to complete the sale or purchase (as the case may be) of any of the Assets unless the sale and purchase of all the Assets is completed, and the Buyer makes the payments and delivers the instruments it is required to make and deliver, respectively, in accordance with this agreement.

7.5

If either the Seller or the Buyer shall default in any of its obligations which are required to be performed at or prior to Completion under clauses 7.2 to 7.3, the Seller or the Buyer (whichever is the non-defaulting party) may elect to:

7.5.1

defer Completion to the fourteenth Business Day after the defaulting party has performed such obligations and delivered notice to the non-defaulting party of such performance (or such other Business Day as the parties may agree), in which event the provisions of the clause 7 shall apply to Completion as so deferred; or

7.5.2

if the defaulting party’s failure has continued for fourteen Business Days beyond Completion rescind this agreement without prejudice to any other remedy which it may have and without thereby incurring by liability to the defaulting party; or

7.5.3

proceed to Completion as far as practicable (but without prejudice to its rights under this agreement or applicable law).

7.6

On the Expiry Date (as defined in schedule 8) the Buyer shall deliver to the Seller an instrument, in Agreed Form, releasing the Seller, the Seller’s Associates, and Bryan Abboud from any and all debts, defaults, claims, demands, liabilities, causes of action and liabilities arising from or relating to all prior agreements understandings and dealings, written and oral, between the parties (other than this Agreement).

8

Assignment Retention, Retention and Retention Account

8.1

The Buyer and the Seller shall instruct the Buyer’s Solicitors on Completion:

8.1.1

to hold the Retention Amount and the Assignment Retention in its client account at Barclays Bank PLC, Pall Mall Branch, London SW1 on terms that the Buyer’s Solicitors shall not give any instruction to the bank in relation to the Retention Amount except on the joint written instructions of the Buyer’s Solicitors and the Seller’s Solicitors; and

8.1.2

to procure compliance with the remaining provisions of this clause 8.

8.2

If before the Retention Release Date the Buyer makes a claim for indemnity or  breach of Warranty under this agreement which has not been satisfied by that date, any such claim (it being understood and agreed that all such claims are subject to the provisions and limitations of schedule 8) shall be deemed a Retention Claim and the Buyer’s Solicitors shall on the Retention Release Date retain in the Retention Account the lesser of:

8.2.1

the amount of the Retention (and any interest accrued thereon); and

8.2.2

the amount claimed in respect of the Retention Claims (subject to the provisions and limitations of schedule 8).

8.3

The amount retained in the Retention Account in accordance with clause 8.2 shall be applied (together with accrued interest and provided that bank charges shall be paid from funds in the Retention Account) in or towards settlement of Retention Claims upon a liability of the Seller being agreed or determined in accordance with clause 30. The Buyer’s Solicitors shall otherwise continue to hold the amount or the remaining amount in the Retention Account pending settlement or resolution of all outstanding Retention Claims. Within 14 days of determination, settlement or resolution of all Retention Claims in accordance with clause 30 which are outstanding at or after the Retention Release Date the Buyer’s Solicitors shall pay:

8.3.1

to the Buyer: the outstanding amount payable to the Buyer in respect of Retention Claims out of the Retention Account (but not including the amount of the Assignment Retention (and any interest accrued thereon)) (insofar as there is sufficient standing to the credit of the Retention Account, after deducting accrued unpaid bank charges); and

8.3.2

to the Seller: any amount left standing to the credit of the Retention Account (but not including the amount of the Assignment Retention (and any interest accrued thereon)) (after payment of bank charges).

8.4

The payment of an amount to the Buyer in accordance with clause 8.3 in or towards satisfaction of a Retention Claim shall not prejudice the other rights and remedies of the Buyer for the purpose of recovering amounts due from the Seller and not satisfied by payments made out of the Retention Account.

8.5

Assignment Retention

8.5.1

The Seller shall procure that the consent to assignment in relation to the contract between the Seller and Montana Overseas S.A. dated 31 August 2005 is received, duly executed by the Seller and Montana Overseas S.A. on or before the Retention Release Date in a form satisfactory to the Buyer (the “Consent to Assignment”); and

8.5.2

8.5.2.1

if the Consent to Assignment is delivered to the Buyer on or before the Retention Release Date, the Buyer’s Solicitor shall, on the Retention Release Date, pay to the Seller the amount of the Assignment Retention (after payment of bank charges) out of the Retention Account; or

8.5.2.2

if the Consent to Assignment is not received on or before the Retention Release Date, the Buyer’s Solicitors shall pay to the Buyer the Assignment Retention (after payment of bank charges) out of the Retention Account.

8.6

A payment out of the Retention Account to the Seller may be made to the Seller’s Solicitors.

9

Asset Contracts

9.1

Subject to clause 9.2, with effect from the Transfer Date the Buyer shall become entitled to all of the rights and benefits of the Seller under the Asset Contracts.

9.2

Insofar as the benefit of any of the Asset Contracts cannot be assigned to the Buyer except with the consent of one or more third parties or by novation, the following provisions shall apply:

9.2.1

the Seller shall use reasonable endeavours with the co-operation of the Buyer to obtain such consent or novation as aforesaid, and shall notify the Buyer as soon as any such consent or novation is obtained or refused or is the subject of any other communication from the relevant third party, and the Buyer shall, upon the Seller’s request (but at the discretion of the Buyer, acting reasonably), promptly execute such instruments and agreements as the third party may require of the Buyer to effect such assignment or novation;

9.2.2

unless and until any such Asset Contract shall be assigned or novated the Seller will hold the benefit on trust for the Buyer and will give all reasonable assistance after Completion to the Buyer to enable the Buyer to exercise the rights of the Seller under such Asset Contract, provided, that the Buyer shall (subject to clause 9.3) perform in a timely manner all obligations of the Seller under such Asset Contract;

9.2.3

as soon as practicable after all necessary third party consents have been obtained, the Seller and Buyer shall execute assignments or, where requested by the Buyer, a novation agreement, in terms reasonably required by the Buyer, in respect of any such Asset Contract and shall deliver the same to the Buyer;

9.2.4

if any requisite consent  is refused or not obtained within 30 days (or such longer period as the parties may agree) after Completion then (as the Buyer may elect) either:

9.2.4.1

the Seller shall continue to hold the benefit of the Asset Contract concerned on trust for the Buyer absolutely and pay over any benefit derived from such Asset Contract and the Seller will give all reasonable assistance after Completion to the Buyer to enable the Buyer to exercise the rights of the Seller under such Asset Contract, provided, that the Buyer (subject to clause 9.3) shall perform the obligations of the Seller under such Asset Contract, and shall be solely responsible for the Seller’s liabilities arising from and after Completion thereunder; or

9.2.4.2

the Seller and Buyer will each cooperate with one another and the Seller shall use best endeavours to procure the cancellation of the relevant Asset Contract so that the Buyer is able to enter into new arrangements with the relevant party or parties;

9.3

Nothing in this agreement shall:

9.3.1

require the Buyer to perform any obligations or discharge any liabilities created by the Seller or arising under any Asset Contract insofar as such obligations or liabilities were due to be performed before Completion, or require the Seller to perform any obligations or discharge any liabilities created by or arising under any Asset Contract insofar as such obligations or liabilities fall due to be performed after Completion;

9.3.2

make the Buyer liable for any act, neglect, default or omission in respect of any Asset Contracts committed by the Seller or occurring before Completion or make the Seller liable for any act, neglect, default or omission in respect of any Asset Contract committed by the Buyer after Completion;

9.3.3

make the Buyer liable for any claim, expense, loss or damage arising from any failure to obtain any third party consent to this agreement or from any breach of any Asset Contracts caused by the execution, completion or performance of this agreement;

9.3.4

impose any obligation on the Buyer for or in respect of any product produced or sold by the Seller or any service performed by the Seller before Completion or impose any obligation on the Seller for or in respect of any product or sold by the Buyer or any service performed by the Buyer after Completion.

9.4

Following Completion, the Buyer or Seller may serve notice on the other party at any time after any relevant third party consent or agreement to novate is obtained requesting such other party to execute an assignment or a novation (in terms reasonably required by the third party) of an Asset Contract to or in favour of the Buyer, and the notified party will arrange for its execution of such assignment or novation and its delivery to the other party and the third party not later than five Business Days after the receipt either of such notice.

9.5

The Seller shall indemnify the Buyer on an after tax basis against all actions, proceedings, losses, costs, expenses, damages, claims and demands and all other liabilities whatsoever (including, without limitation, all losses, liabilities and reasonable and proper costs incurred as a result of defending or settling any claim alleging any such liability) suffered or incurred by the Buyer by reason of or arising out of any default or non-performance of Seller’s obligations under any Asset Contract prior to Completion.

9.6

In the event that the Buyer, after Completion, exercises the Seller’s rights or enjoys any of the benefits of the Seller’s rights under any Asset Contract which was not effectively assigned or novated to or in favour of the Buyer at Completion, or in the event that any such Asset Contract is assigned or novated to or in favour of the Buyer, then the Buyer shall indemnify the Seller on an after tax basis against all actions, proceedings, losses, costs, expenses, damages, claims and demands and all other liabilities whatsoever (including, without limitation, all losses, liabilities and reasonable and proper costs incurred as a result of defending or settling any claim alleging any such liability) suffered or incurred by the Seller by reason of or arising out of any default or non-performance of the Buyer’s obligations under any Asset Contract from and after Completion.

10

Liabilities

10.1

In this agreement, “Excluded Liabilities” shall mean:

10.1.1

any liabilities of the Seller incurred otherwise than in relation to the Assets, except for those liabilities and debts to the Buyer released in accordance with the release referred to in clause 7.6;

10.1.2

any liabilities incurred in relation to any of the Excluded Assets;

10.1.3

liabilities or obligations expressly stated in this agreement (including clause 9.3) to be borne by the Seller or in respect of which the Seller has agreed to indemnify the Buyer under this agreement (provided that all of which indemnity obligations shall be subject the provisions and limitations of schedule 8);

10.1.4

Tax of any kind in respect of any income, profits or gains of the Seller or for which Seller is liable.

10.1.5

except as otherwise provided in this agreement, without prejudice to the generality of the foregoing, any other liabilities or obligations incurred in connection with the Assets arising before or referable to the period prior to Completion.

10.2

Nothing in this agreement shall be construed as an acceptance or assumption by the Buyer of any liability or obligation other than those expressly assumed or agreed to by the Buyer under this agreement.

10.3

The Seller undertakes to the Buyer to settle all Excluded Liabilities as and when they fall due and indemnify the Buyer on an after tax basis and keep it fully indemnified from and against the Excluded Liabilities and against all costs, claims, actions, proceedings, losses, damages and expenses in respect thereof (provided that all of which indemnity obligations shall be subject the provisions and limitations of schedule 8).

11

Apportionments

11.1

All periodical payments, outgoings, and liabilities (excluding the Excluded Liabilities) in relation to the Assets including but not limited to payments under rental agreements, salaries, wages, and all other payments to or in respect of the Employees (“Outgoings”) and all periodical receivables in relation to the Assets (“Receivables”), shall be apportioned on a time basis so that such part of the Outgoings and Receivables, as is attributable to the period prior to Completion shall be borne by or belong to the Seller and such part of the Outgoings and Receivables as is attributable to the period commencing after Completion shall be borne by or belong to the Buyer.

11.2

Any amount due in respect of such apportionments shall be settled by a payment in cash on the Settlement Date. No apportionment shall be made in respect of any applicable sales tax. The Seller shall prepare a statement of apportionments and shall deliver it to the Buyer within 20 Business Days after Completion (the “Apportionments Statement”). If the Buyer disagrees with the Apportionments Statement it shall notify the Seller within ten Business Days of the Apportionments Statement. Any disagreement regarding the Apportionments Statement shall be resolved in accordance with clause 11.5.

11.3

If and to the extent that the Seller has prior to Completion made any prepayment to a supplier in respect of goods or services in relation to the Assets after Completion under an Asset Contract which does not fall to be dealt with under clause 11.1, the Buyer shall reimburse to the Seller the amount thereof (excluding the proportion thereof charged as any applicable sales tax) on the Settlement Date.

11.4

The net amount of all amounts due from the Buyer to the Seller or from the Seller to the Buyer (as the case may be) under this clause 11 shall be paid by the Buyer to the Seller or by the Seller to the Buyer (as the case may be) on the Settlement Date in US dollars.

11.5

The Seller and the Buyer shall together endeavour to agree on the payments required by this clause 11. If the Seller and the Buyer are unable to reach agreement within 20 Business Days after the Buyer delivers notice of its disagreement with the Apportionments Statement under clause 11.1, the matter shall be referred to an independent chartered accountant appointed by the Buyer and the Seller or, in the case of disagreement between the Buyer and the Seller, an independent chartered accountant nominated by the Institute of Chartered Accountants of England and Wales who shall be instructed to determine the relevant amounts, providing the Seller and the Buyer for this purpose with all relevant working papers or copies. The said accountant shall act as expert and not as arbitrator and in the absence of manifest error, his decision shall be final. His costs shall be borne equally by the Seller and the Buyer.

12

Employees

12.1

As soon as practicable after the execution of this agreement but in any event no later than 12 days prior to Completion the Buyer (or an entity nominated by the Buyer) shall issue a formal offer letter  (the “Offer Letter”) to each Employee offering, conditional on Completion, employment with the Buyer on terms reasonably acceptable to Buyer. The Seller shall cooperate with Buyer and use best endeavours in causing the Employees to each execute an Offer Letter.

12.2

Subject to the provisions and limitations of schedule 8, the Seller shall indemnify the Buyer (or its nominee referred to in clause 12.1) on an after tax basis against all actions, proceedings, losses, costs, expenses, damages, claims and demands and all other liabilities whatsoever (including, without limitation, all losses, liabilities and reasonable and proper costs incurred as a result of defending or settling any claim alleging any such liability) suffered or incurred by the Buyer (or its nominee referred to in clause 12.1) which relate to or arise out of any act or omission by the Seller or any act or omission for which the Seller is vicariously liable and which occurred in any period prior to the Completion including, without limitation, any such matter relating to or arising out of:

12.2.1

the Seller’s rights, powers, duties and/or liabilities under or in connection with the Employee’s employment; or

12.2.2

anything done (or omitted to be done) prior to Completion by the Seller or for which the Seller is directly or indirectly responsible in respect of any person employed or engaged by the Seller at any time prior to Completion.

12.3

The Buyer (or its nominee referred to in clause 12.1) shall on and from after Completion, assume responsibility for the rights, powers, duties, liabilities and performance of all the obligations of the employer in relation to any Employee who accepts employment with the Buyer (or its nominee referred to in clause 12.1)  and shall indemnify the Seller against all actions, proceedings, liabilities, costs claims, losses and expenses or demands arising from the Buyer’s, or its nominee’s (as referred to in clause 12.1) failure to so discharge, which relate to or arise out of any act or omission by the Buyer (or its nominee referred to in clause 12.1)  or any act or omission for which the Buyer (or its nominee referred to in clause 12.1) is vicariously liable and which occurred in any period after Completion.

12.4

On 1 September 2006 (or such later dates as the parties may agree in writing) the Buyer agrees that the Seller may approach up to three of the Employees set out in part 3 of schedule 2 (as selected by the Buyer in its absolute discretion) with a view to offering them employment with the Seller. The Buyer shall be under no obligation to procure that any such employees accept employment with the Seller and the employee shall be required to fulfil any notice period set forth in the Offer Letter, but the Buyer shall not otherwise interfere with Seller’s right to offer employment. . The provisions of clause 16.1.2 shall not apply in the circumstances set out in this clause.

13

Warranties and Indemnities

13.1

Subject to the provisions of clauses 6.5 and 13.4, and schedule 8, the Seller warrants and represents to the Buyer that:

13.1.1

the statements in schedule 7 are accurate; and

13.1.2

the contents of the Disclosure Letter, and the accompanying documents, are accurate and fully disclose all material facts and information within Seller’s knowledge  concerning the matters disclosed therein.

13.2

The Seller warrants and represents to the Buyer that, it has the power to enter into, and, subject to satisfaction of the conditions specified in clause 5.1.1, perform and complete this agreement which constitutes, or when executed will constitute, binding obligations on it in accordance with its respective terms.

13.3

Subject to the provisions and limitations of schedule 8, the Seller further warrants to the Buyer that the Warranties (as the same may qualified, excepted or limited by the matters disclosed in the Schedules, the Warranties and the Disclosure Letter, as such Disclosure Letter may be supplemented or amended prior to

Completion in accordance with clause 13.5) will remain accurate as of the day of Completion and shall be deemed to be repeated at Completion with reference to the facts and circumstances then applying.

13.4

The Warranties are given subject to any matter fairly disclosed in the Disclosure Letter and the Warranties themselves. A matter shall be regarded as having been fairly disclosed if  material facts and information within the knowledge of the Seller concerning the subject matter of the disclosure are disclosed with reasonable accuracy and in reasonable detail, and all pertinent documents pertaining to such subject matter within the possession of the Seller are appended to the Disclosure Letter or applicable schedule, so as to enable the Buyer reasonably to identify the nature and scope of the disclosed matter and to comprehend the purpose and effect of the disclosure, and the effect on the Warranties which are to be qualified by it.

13.5

The Seller shall promptly disclose in writing (through a supplement or amendment to the Disclosure Letter and/or applicable schedule) to the Buyer anything which becomes known to it after the date of this agreement or the date of the Disclosure Letter and prior to Completion which is inconsistent with the Warranties as they existed on the date of this agreement or the contents of the Disclosure Letter, or which would result in the Warranties not being accurate or capable of being performed or the Disclosure Letter not being complete at Completion with reference to the facts or circumstances then applying.

13.6

None of the information supplied by an Employee or his or her professional advisers to the Seller, or their representatives or advisers, in connection with the Warranties or the contents of the Disclosure Letter, or otherwise in connection with this agreement shall be deemed a representation to the Seller as to its accuracy and the Seller shall not without the Buyer’s prior written consent make a claim against any Employee or his or her professional advisers in respect of such information.

13.7

Without prejudice to any other rights of the Buyer but subject to the limitations of schedule 8, and to the qualifications, exceptions, and limitations set forth in the Warranties and the  Disclosure Letter (as such Disclosure Letter may be supplemented or amended on or before Completion in accordance with clause 13.5) the Seller undertakes to indemnify the Buyer against:

13.7.1

payments necessarily made or required to be made by the Buyer, or liabilities incurred, as a direct and proximate result of a breach of the Warranties, the schedules or the Warranties themselves or required to put the Buyer in the position in which it would have been had there been no breach of such Warranties, the Schedules, or the Warranties themselves; and

13.7.2

any costs, claims, losses, actions or proceedings suffered by the Buyer in connection with any specific risks which maybe identified by the Buyer in its due diligence.

13.8

Where any statement refers to the knowledge, belief or awareness of the Seller, or any analogous expression, it shall be deemed to include an additional statement that: it has been made after the reasonable enquiry by Bryan Abboud into the Seller’s books, records, and documents in Seller’s possession,  (with the reasonableness of such enquiry being governed, among other factors, by the length of time available for such enquiry), and the facts and circumstances otherwise actually known to him at the time the statement is made. The knowledge, belief and awareness of the Seller shall be deemed to include the actual knowledge of Bryan Abboud, Dennis Deblois and Clint Snyder;

13.9

The Seller shall pay all sums payable by it under or pursuant to a claim for breach of Warranty or indemnity free and clear of any counterclaim or set off of any kind and free and clear of all deductions or withholdings except for those required by law. If a deduction or withholding is required by law, the Seller shall pay such additional amount as will ensure that the net amount the Buyer receives equals the full amount which it would have received had the deduction or withholding not been required. In the event that any sum paid or payable by the Seller to the Buyer is or will be chargeable to Tax in the hands of the payee, then the Seller shall pay such additional amount as will ensure that the total amount received, net of Tax chargeable on such amount, is equal to the amount that would otherwise be payable under or pursuant to this agreement.

13.10

The express warranties of Seller set out in this clause and schedule 7 (which, for the avoidance of doubt, are subject to the qualifications, exceptions or limitations set out in the Warranties, or the Disclosure Letter (as such Disclosure Letter may be amended before Completion in accordance with clause 13.5)) are the sole and exclusive warranties and representations made by Seller to Buyer in relation to the agreement. No further or other warranties, promises, representations, inducements, statements, assurances, or undertakings, apart from those set forth expressly in this Agreement, whether express or implied, as to any subject or matter, are given, and all of the same are hereby expressly excluded and disclaimed by the Seller in relation to the agreement.

14

Buyer’s Warranties

14.1

The Buyer warrants to the Seller that it has the legal right and full power and authority pursuant to its constitutional documents to enter into and perform this agreement which when executed will constitute valid and binding obligations on the Buyer in accordance with its terms.

14.2

The provisions of schedule 8 shall apply mutatis mutandi in relation to any claim for indemnity made by the Seller against the Buyer, save that references in schedule 8 to “Seller” shall be to “Buyer”, “Buyer” shall be to “Seller” and “Warranty Claim” shall be a claim for indemnity by the Seller against the Buyer under clause 9.6 or 12.3.

15

Assignment and succession

15.1

Save for the Buyer assigning the benefit of any part of agreement to any member of the Buyer’s Group after Completion, neither party may assign this agreement, or any of the rights or benefits hereunder, in whole or in part, without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned. It shall not be deemed unreasonable for any party to refuse to consent to assignment of any rights or benefits under this agreement apart from the entire agreement, including all of the assigning party’s duties, obligations and undertakings to the party whose consent is sought, nor shall it be unreasonable for Seller to refuse to consent to Buyer’s assignment of Seller’s Warranties hereunder to an Associate of Buyer or any other party prior to Completion.

15.2

This agreement binds each party’s successors and permitted assigns and personal representatives (as the case may be).

15.3

Except as expressly provided above, none of the rights of the parties under this agreement may be transferred or assigned.

16

Post-completion provisions

16.1

After Completion, the Seller undertakes that it will not without the Buyer’s prior written consent:

16.1.1

disclose to another person, or itself use for any purpose, other than the purposes of its business, information concerning the Assets of which it has knowledge (other than any information which, at the time of disclosure, is in the public domain or any information which it is compelled by law or by rules of any regulatory authority or stock exchange to disclose, provided that, where any such disclosure is required it shall immediately notify the Buyer of this fact and shall take into account the Buyer’s reasonable requirements as to the timing, content and manner of making such disclosure;

16.1.2

except as provided in clause 12.4, for three years after Completion, either on its own account or for another person, directly or indirectly, offer employment to or employ or offer or conclude any contract for services with an Employee.

16.2

The Seller agrees that the covenants and undertakings contained in clause 16.1 are reasonable and are entered into for the purpose of protecting the goodwill, confidential information and trade connections related to the Assets

17

Announcements

Except as required by law no announcement or statement shall be made in relation to this agreement except otherwise as specifically agreed between the parties.

18

Information and further assurance

18.1

Except as required by law or any regulatory body, the Seller and the Buyer shall keep confidential this agreement and its terms and conditions and shall not disclose the same to any third party without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

18.2

The Seller will following a reasonable request by the Buyer execute such further documents or instruments and use reasonable endeavours to procure that necessary third parties execute further documents or instruments as may be reasonably necessary to give the Buyer the full benefit of this agreement and to consummate the transactions intended to be effected pursuant to this agreement.

18.3

The Seller shall procure that all notices, correspondence, information, orders or inquiries relating to the Assets which are received by the Seller on or after Completion shall be timely passed to the Buyer.

19

Rights and remedies of the Parties

19.1

The rights and remedies of the Buyer shall only be affected by, and the Warranties shall only be regarded as being qualified by any matter fairly disclosed in the Disclosure Letter (as such Disclosure Letter may be supplemented or amended prior to Completion in accordance with clause 13.5).

19.2

The rights and remedies of the Buyer shall not be affected by its rescinding, or failing to rescind, this agreement, or failing to exercise, or dealing in exercising, a right or remedy, or by anything else, except a specific authorised written waiver or release. A single or partial exercise of a right or remedy provided by this agreement or by law does not prevent its further exercise or the exercise of another right or remedy.

19.3

The rights and remedies of the Seller shall not be affected by failing to exercise, or delaying in exercising a right or remedy, or by anything else, except a specific authorised written waiver or release. A single or partial exercise of a right or remedy provided by this agreement or by law does not prevent its further exercise or the exercise of another right or remedy.

20

Waiver

Waiver of a breach of a term of this agreement, or of a default under it, does not constitute a waiver of another breach or default nor affect the other terms of this agreement.

21

No merger

The obligations contained or implied by this agreement which have not been performed at or prior to Completion and the warranties and indemnities contained in it and any rights or remedies available pursuant to it shall remain in full force and effect notwithstanding, and shall not be effected by, Completion.

22

Cumulative rights

Except to the extent provided herein, the rights and remedies provided in this agreement are cumulative and not exclusive of any other rights or remedies.

23

Rights of Third Parties

No third party, whether referenced in this agreement or otherwise, shall have any rights under this agreement, or shall be entitled to enforce any of its provisions, or benefit from the performance of any party hereto, save for any rights that the Buyer’s nominee referred to in clause 12.1 may have under clause 12 only. No third party beneficiaries are intended save for the Buyer’s nominee referred to in clause 12.1 may have under clause 12 only.

24

Costs

Expenses incurred by or on behalf of the parties, including the fees of agents and advisers employed in connection with the negotiation, preparation or execution of this agreement, shall be borne by the party who incurred them.

25

Termination

25.1

If this agreement is rescinded or terminated or the Buyer ceases to be bound to buy the Assets, each party shall return to the other party all documents (including information in electronic form) concerning such other party which have been provided to it in connection with this agreement and will not use or make available to another person information which it or its advisers have been given in respect of the other party and which is not in the public domain.

25.2

If this agreement is rescinded or terminated by the Buyer in accordance with  clause 5.5.2 only (not in accordance with clauses 5.5.1 or 6.5.3) then, without affecting the rights or remedies which the Buyer has against the Seller, the Seller shall indemnify the Buyer for the expenses incurred by it in connection with the negotiation, preparation and rescission or termination of this agreement and everything contemplated by it.

25.3

If this agreement is rescinded or terminated by either party other than as provided for in this agreement, such party shall indemnify the other party for the expenses incurred by it in connection with the negotiation, preparation and rescission or termination of this agreement and everything contemplated by it.

26

Invalidity

26.1

Subject to clauses 26.2 and 25.3, if a provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

26.2

If a provision of this agreement is, or but for this clause would be, held to be illegal or unenforceable, in whole or part, but would be legal and enforceable if the period of application or geographical application were reduced or if part of the provision were deleted, the provision shall apply with the minimum modification necessary to make it legal and enforceable.

26.3

If a provision of this agreement is held to be illegal or unenforceable, in whole or in part, and clause 26.2 cannot be used to make it legal and enforceable, the Buyer may require the Seller to enter into a new deed under which the Seller undertakes in the terms of the original provision, but subject to such amendments as the Buyer specifies in order to make the provision legal and enforceable. The Seller will not be obliged to enter into a new deed that would increase its liability beyond that contained in this agreement, had all its provisions been legal and enforceable.

27

Counterparts

27.1

This agreement may be executed in a number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

27.2

Each counterpart, when executed, shall be an original, but all the counterparts together constitute the same document.

28

Communications

28.1

All communications between the parties with respect to this agreement shall be in writing and shall:

28.1.1

be delivered by hand, or sent by first class prepaid post (or airmail if sent outside the Netherlands Antilles) to, [the address of the addressee as set out in this agreement] or to another address [in the Netherlands Antilles] which the addressee notifies for the purpose of this clause; or

28.1.2

be sent by facsimile to the facsimile number stated below or as notified for the purpose of this clause.

28.2

In the absence of evidence of earlier receipt, communications shall be deemed to have been received as follows:

28.2.1

(if sent by post within the Netherlands Antilles) [two] Business Days after posting;

28.2.2

(if sent by post outside the Netherlands Antilles) [five] Business Days after posting;

28.2.3

(if delivered by hand) on the day of delivery, if delivered at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day;

28.2.4

(if sent by facsimile)  at the time of transmission, if received at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day.

28.3

For the purposes of this clause 28, “business hours” means between the hours of 10.00 and 18.00 inclusive, Curacao time.

28.4

In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and stamped and placed in the post or that the facsimile transmission was transmitted to the specified number and a confirmatory transmission report received.

28.5

Communications addressed to the Seller which is delivered or sent in accordance with Clause 28.1, shall be marked for the attention of Bryan Abboud and communications addressed to the Buyer shall be marked for the attention of Gordon Casey.

28.6

The facsimile numbers referred to in clause 28.1 are:

for the Seller:

001 305 373 4668

for the Buyer:

00 599 9736 0631

29

Entire agreement

This agreement and the documents referred to in it together constitute the whole agreement between the parties and, subject as expressly provided to the contrary in this agreement, supersede all previous negotiations, agreements and understandings, written or oral, between the parties relating to the subject matter of this agreement.

30

Negotiation and arbitration

30.1

In the event of a disagreement between the parties in relation to any matter arising out of or in connection with this agreement, the parties shall use their reasonable endeavours to settle the disagreement. Each party shall nominate a representative or representatives who shall meet to try to resolve the matter. If the matter is not resolved at that level within 20 Business Days of either party requesting such a meeting, or such longer period as may be agreed between the parties, the matter may at either party’s request be referred for discussion at a meeting to be attended by the Chief Executive Officer (or equivalent) (the “Senior Executive”) from each party.

30.2

If the meeting between Senior Executives fails to result in a settlement within 20 Business Days of the date of the request for such a meeting (or if it is not possible to convene a meeting within this period) then the matter shall be referred to for arbitration in accordance with clause 30.3.

30.3

In the event that the parties cannot resolve any disagreement in relation to any matter arising out of or in connection with this agreement then any such dispute, including any question regarding its existence, validity or termination, shall be referred to and determined by arbitration under the provisions of the Arbitration Act 1996, and any statutory amendment or modification thereof, by a tribunal comprising one arbitrator to be appointed by the parties or, failing agreement by the parties within 14 days of service of written notice by either party requesting agreement to the appointment of an arbitrator, by the President or a Vice President of the London Court of International Arbitration.

30.4

The seat of the arbitration shall be London.

30.5

The language of the arbitration shall be English.

30.6

All procedural and evidential matters shall be as agreed between the parties or, in default of agreement, as determined by the tribunal.

30.7

The tribunal shall have the power to order on a provisional basis any relief which it would have the power to grant in a final award.

30.8

Where the same tribunal as is appointed under these provisions is also appointed in any other arbitration concerned wholly or in part with the same subject matter arising under related contracts and/or which appears to raise a common issue of fact or law, whether or not involving identical parties in each case, the tribunal may, with the consent of all of the parties in each arbitration, order that such two or more arbitrations, or any specific claims or issues arising therein, shall be consolidated or heard concurrently.

30.9

Nothing in this clause 30 shall prevent any party from applying to the courts of any  country for injunctive or other interim relief.

31

Proper law

Except for questions regarding the rights and obligations of the parties in respect of intellectual property law and agreements with third parties governed by other laws, which shall, respectively, be interpreted and governed by the law applicable to the particular property or agreement in question, this agreement shall be governed by and construed in accordance with English law and the parties submit any dispute which may arise out of, under, or in connection with this agreement to the non-exclusive jurisdiction of the English courts.

Signed by the duly authorised representatives of the parties on the date of this agreement.

Signed by                              for and

)

on behalf of IGW SOFTWARE N.V

)

Signed by                              for and

)

on behalf of VIP MANAGEMENT

)

SERVICES N.V.:

DATED    JULY 2006

IGW SOFTWARE N.V.

VIP MANAGEMENT SERVICES N.V.

DEED OF VARIATION

relating to the asset purchase agreement

dated 13 June 2006

Adelaide House London Bridge London EC4R 9HA

Tel +44 (0)20 7760 1000  Fax +44 (0)20 7760 1111

DATED

2006

PARTIES

1

Seller

IGW SOFTWARE N.V. (registered number 76263)  whose registered office is at c/o MeesPierson Intertrust (Antilles) N.V., Landhuis Joonchi, Kaya Richard J.Beaujon Z/N, Curacao, Netherlands Antilles

2

Buyer

VIP MANAGEMENT SERVICES N.V. (registered number 86246(0)) whose registered office is at Van Engelenweg 21A, Curacao, Netherlands Antilles

BACKGROUND

A

The Seller and the Buyer entered into an asset purchase agreement dated 13 June 2006 for the sale and purchase of certain assets of the Seller (the “Asset Purchase Agreement”).

B

The Seller and the Buyer have agreed that the Asset Purchase Agreement shall be amended on the terms of this deed.

IT IS NOW AGREED:

1

Definitions and interpretation

In this deed, the definitions and rules of expression in the Asset Purchase Agreement shall apply except where expressly stated to the contrary.

2

Amendment of the Asset Purchase Agreement

With effect from the execution of this deed the Seller and the Buyer agree to amend the Asset Purchase Agreement by the replacement of the words “before 31 July 2006” with the words “before 15 September 2006” in clause 5.4.

3

General

All other terms, conditions and provisions of the Asset Purchase Agreement shall remain in full force and effect, as amended hereby.

Signed by the parties on the date of this document.

/s/ Bryan Abboud Signed by for and on behalf of IGW Software, N.V.	) ) )
/s/ Gordon Casey Signed by for and on behalf of VIP Management Services N.V.	) ) )

24